EXHIBIT 2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-46772 of PG&E Corporation on Form S-8 of our report dated June 10, 2002 appearing in the Annual Report on Form 11-K of the Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (formerly Pacific Gas Electric Company Savings Fund Plan - Part II) for the year ended December 31, 2001.

/s/  Mah & Associates, LLP

San Francisco, California

June 27, 2002